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                         INVESTMENT MANAGEMENT AGREEMENT


          Agreement, made this 12th day of October, 1995, between The Palladian Trust (the "Trust"), a Massachusetts business trust, and Palladian Advisors, Inc. (the "Manager"), a Delaware corporation.

          WHEREAS, the Trust is a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 and is engaged in the business of rendering consulting and other services with respect to financial services and products; and

          WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate portfolios with each such portfolio representing interests in a separate portfolio of securities and other assets; and

          WHEREAS, the Trust currently intends initially to issue shares of six portfolios designated as The Value Portfolio, The Growth Portfolio, The Balanced Opportunity Portfolio, The International Growth Portfolio, The Global Strategic Income Portfolio, and The Global Interactive/Telecomm Portfolio (collectively, the "Fulcrum Portfolios"); and

          WHEREAS, the Trust may establish additional portfolios with respect to which the Trust desires to retain the Manager to render management services hereunder and with respect to which the Manager is willing to do so (those portfolios plus the Fulcrum Portfolios are collectively referred to as the "Portfolios"); and

          WHEREAS, the Trust desires to avail itself of the services of the Manager for the provision of advice with respect to the selection and monitoring of portfolio managers for the Portfolios and for the provision of other services for the Trust; and

          WHEREAS, the Manager is willing to render such services to the Trust.

          Therefore, the parties agree as follows:

     1. APPOINTMENT. The Trust hereby appoints the Manager to provide management services with respect to the Fulcrum Portfolios for the period and on the terms set forth in this Agreement, subject to the direction of the Board of Trustees of the Trust (the "Board of Trustees"). The Manager accepts such appointment and agrees to render the services described

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herein for the compensation provided in paragraph 9.  In the event the Trust establishes one or more portfolios other than the Fulcrum Portfolios with respect to which it desires to retain the Manager to render management services pursuant to this Agreement, it shall so notify the Manager in writing. If the Manager is willing to render such services it shall so notify the Trust in writing, whereupon such portfolio shall become a Portfolio as that term is used in this Agreement.

     2. SERVICES OF THE MANAGER. Subject to the supervision of the Board of Trustees, the Manager shall provide the following management services with respect to the Portfolios:

          (a) The Manager shall analyze and recommend for consideration by the Board of Trustees a Portfolio Advisor to help select investment advisory firms to be retained by the Trust to provide day-to-day investment management of the Portfolios (the "Portfolio Managers").

          (b) The Manager shall work with the Portfolio Advisor to analyze and recommend Portfolio Managers for consideration by the Board of Trustees.

          (c) The Manager shall work with the Portfolio Advisor to monitor and evaluate the performance of the Portfolio Managers and make recommendations to the Board of Trustees concerning the renewal or termination of agreements with Portfolio Managers (the "Portfolio Management Agreements"), although the Manager is not authorized, except as provided in paragraph 3 of the Agreement, to make determinations with respect to the investment of a Portfolio's assets or the purchase or sale of securities or other investments for a Portfolio.

          (d) The Manager shall monitor the Portfolio Managers for compliance with the investment policies and restrictions of each Portfolio, the 1940 Act, the Internal Revenue Code, and all other applicable federal and state laws and regulations.

          (e) The Manager shall coordinate all matters relating to the functions of the Trust's Manager, Portfolio Managers, Portfolio Advisor, custodian, transfer agent, accountants, attorneys, and other parties performing services or operational functions for the Trust.

          (f) The Manager shall provide the Trust and the Portfolios with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to provide effective supervision and administration of the Trust.

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          (g)  The Manager shall provide the Trust with adequate office space, communications facilities, and other facilities necessary for its operations as contemplated in this Agreement.

          (h) The Manager shall provide the Board of Trustees such periodic and special reports as the Board may reasonably request.

          (i) The Manager shall make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration and management of the Trust.

          (j) The Manager shall provide such assistance as the Board of Trustees shall reasonably request in connection with the conduct of meetings of the Board or otherwise.

     3. INVESTMENT MANAGEMENT AUTHORITY. In the event that a Portfolio Management Agreement pertaining to a Portfolio is terminated or if, at any time, no Portfolio Manager is engaged to manage the assets of a Portfolio, then the Manager, subject to the supervision of the Board of Trustees, will provide day-to-day investment management of any such Portfolio. The Manager will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of the Portfolio's assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Portfolio, when these transactions should be executed, and what portion of the assets of the Portfolio should be held in the various securities and other investments in which it may invest. The Manager is hereby authorized to execute and perform such services on behalf of the Portfolio. To the extent permitted by the investment policies of the Portfolio, the Manager shall make decisions for the Portfolio as to foreign currency matters and make determinations as to, and execute and perform, foreign currency exchange contracts on behalf of the Portfolio. The Manager will provide the services under this Agreement in accordance with the Portfolio's investment objective or objectives, policies, and restrictions as stated in the Trust's registration statement under the Securities Act of 1933 and the 1940 Act as filed with the Securities and Exchange Commission ("SEC") and amended from time to time (the "Registration Statement"). Furthermore, under these circumstances:

          (a) The Manager will use reasonable efforts to manage the Portfolio so that it will (1) qualify as a regulated investment company under Subchapter M of the

Investment Management Agreement                                          Page 3

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Internal Revenue Code, (2) comply with the diversification requirements of
Section 817(h) of the Internal Revenue Code and regulations issued thereunder, and (3) comply with any other rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies. In managing the Portfolio in accordance with these requirements, the Manager shall be entitled to receive and act upon advice of counsel to the Trust or counsel to the Manager.

          (b) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Portfolio as well as any other investment advisory clients, the Manager may, to the extent permitted by applicable laws and regulations, including, but not limited to Section 17(d) of the 1940 Act, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in a manner that is fair and equitable in the judgment of the Manager in the exercise of its fiduciary obligations to the Trust and to such other clients.

          (c) In connection with the purchase and sale of securities for the Portfolio, the Manager will arrange for the transmission to the custodian for the Trust on a daily basis, such confirmation, trade tickets, and other documents and information as may be reasonably necessary to enable the custodian to perform its administrative and recordkeeping responsibilities with respect to the Portfolio. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Manager will arrange for the automatic transmission of the confirmation of such trades to the Trust's custodian.

          (d) The Manager will assist the custodian or recordkeeping agent for the Trust in determining, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Portfolio for which the custodian or recordkeeping agent seeks assistance or review from the Manager. The Manager will monitor on a daily basis the determination by the custodian or recordkeeping agent for the Trust the value of portfolio securities and other assets of the Portfolio and the determination of net asset value of the Portfolio.

          (e) The Manager will regularly report to the Board of Trustees on the investment program for the Portfolio, and

Investment Management Agreement                                          Page 4

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will furnish the Board of Trustees such periodic and special reports as the
Board may reasonably request.

          (f) In rendering the services required under this paragraph, the Manager may, from time to time, employ or associate with itself such person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Manager shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Manager, any person or firm that the Manager has employed or with which it has associated, or any employee thereof involved in any material connection with the handling of Trust assets, has not, to the best of the Manager's knowledge:

               (i) been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, or involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code; or

               (ii) been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

               (iii) been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provisions of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

          (g) In connection with its responsibilities under this paragraph 3, the Manager is responsible for decisions to buy and sell securities and other investments for the Portfolio, broker-dealer selection, and negotiation of brokerage commission rates. The Manager's primary consideration in effecting a security transaction will be to obtain the best execution for the Portfolio, taking into account the factors specified in the Registration Statement.
Subject to the Registration Statement and such policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Portfolio to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the

Investment Management Agreement                                          Page 5

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Manager or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to the Portfolio and to its other clients as to which it exercises investment discretion.

     4. CONFORMITY WITH APPLICABLE LAW. The Manager, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement and with the instructions and directions of the Board of Trustees and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

     5. EXCLUSIVITY. The services of the Manager under this Agreement are not to be deemed exclusive, and the Manager, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Portfolios) and to engage in other activities, so long as its services hereunder are not impaired thereby.

     6. DOCUMENTS. The Trust has delivered copies of each of the following documents to the Manager and will deliver to it all future amendments and supplements thereto, if any:

          (a)  the Trust's Declaration of Trust and its by-laws;

          (b)  the Registration Statement; and

          (c) the prospectus and statement of additional information of the Trust as currently in effect and as amended and supplemented from time to time.


     7. RECORDS. The Manager agrees to maintain and to preserve records relating to the Trust as required by the 1940 Act. The Manager further agrees that all records which it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records upon request.

     8. EXPENSES. During the term of this Agreement, the Manager will pay all expenses incurred by it in connection with its activities under this Agreement, including all rent and other expense involved in providing office space and equipment required by the Manager and the salaries and expenses of all personnel of the Manager. The Manager further agrees to pay all salaries, fees and expenses of any officer

Investment Management Agreement                                          Page 6

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or trustee of the Trust who is an officer, director or employee of the Manager or any of its affiliates. The Manager further agrees to pay all rent and other expense in providing office space for the Trust. Nothing in this Agreement shall require the Manager to bear the following expenses:

          (a)  Fees of the Portfolio Managers;

          (b)  Charges for audits by the Trust's independent public accountants;

          (c) Charges of the Trust's transfer agent, registrar, and/or dividend disbursing agent;

          (d)  Charges of the Trust's custodian and/or accountant;

          (e) Costs of obtaining quotations for calculating the value of each Portfolio's net assets;

          (f)  Costs of maintaining the Trust's tax records;

          (g) Salaries and other compensation of any of the Trust's executive officers and employees, if any, who are not officers, directors, or employees of the Manager, or any of its affiliates;

          (h)  Taxes levied against the Trust;

          (i) Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Trust;

          (j)  Costs, including the interest expense, of borrowing by the Trust;

          (k) Costs and/or fees incident to meetings of the Trust's shareholders, the preparation and mailings of prospectuses, reports, proxy statements and other communications by the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust's existence, and the registration of shares with federal and state securities or insurance authorities;

          (l) The Trust's legal fees, including the legal fees related to the registration and continued qualification of the Trust's shares for sale;

          (m) Costs of printing stock certificates representing shares of the Trust;

Investment Management Agreement                                          Page 7

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          (n)  Trustees' fees and expenses of Trustees who are not officers, directors, or employees of the Manager or any of its affiliates;

          (o)  The Trust's pro rata portion of the fidelity bond required by
Section 17(g) of the 1940 Act, or other insurance premiums;

          (p) Membership dues for any association of which the Trust is a member;

          (q) Extraordinary expenses of the Trust as may arise, including expenses incurred in connection with litigation, proceedings, other claims against the Trust (unless the Manager is responsible for such expenses under paragraph 10 of this Agreement), and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect to such claims; and

          (r) Organizational and offering expenses of the Trust and, if applicable, reimbursement (with interest) of underwriting discounts and commissions.

     9.   COMPENSATION.

          (a) For the services provided and the expenses borne by the Manager pursuant to this Agreement, each Portfolio will pay the Manager a fee calculated in accordance with this paragraph 9.

          (b) A Portfolio will pay the Manager 20% of the Initial Monthly Advisory Fee or the Monthly Advisory Fee, as those terms are defined in this paragraph, whichever is applicable; provided, however, that for any period during which the Manager is providing the services described in paragraph 3, a Portfolio will pay the Manager 100% of the Initial Monthly Advisory Fee or the Monthly Advisory Fee, as those terms are defined in this paragraph, whichever is applicable.

          (c) For the period beginning with the day on which a Portfolio commences investment operations and ending with the last day of the twelfth full calendar month thereafter, the Portfolio will pay at the end of each month, an advisory fee calculated at an annual rate of 0.80% of the Portfolio's average daily net assets (the "Initial Monthly Advisory Fee").

          (d) For the period beginning with the first day of the thirteenth full calendar month after which a Portfolio commences operations and continuing through the remainder of

Investment Management Agreement                                          Page 8

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the term of this Agreement, the Portfolio will pay at the end of each month, an advisory fee (the "Monthly Advisory Fee"). The Monthly Advisory Fee equals the Basic Fee (as defined in paragraph 9(e) below) plus the Incentive Fee (as defined in paragraph 9(f) below) and adjusted, if so required, by paragraph 9(i) below.

          (e) The Basic Fee equals one-twelfth of 2% multiplied by the Portfolio's average daily net assets for the previous 12 months (including the month for which the fee is being calculated).

          (f) The Incentive Fee equals: (i) one-twelfth of the Annual Incentive Fee set forth in the chart below based on the difference between the Performance of the Portfolio and the Performance of the Benchmark, as those terms are defined in paragraphs 9(g) and 9(h) below; (ii) multiplied by the Portfolio's average daily net assets for the previous 12 months (including the month for which the fee is being calculated).


Percentage Point Difference Between Performance of            Annual
the Portfolio and Performance of the Benchmark              Incentive
                                                            Fee (%)
+7.5 or greater                                                2.0%
+6.0 or greater, but less than +7.5                            1.5
+4.5 or greater, but less than +6.0                            1.0
+3.0 or greater, but less than +4.5                            0.5
+1.5 or greater, but less than +3.0                            0.0
 0.0 or greater, but less than +1.5                           -0.5
-1.5 or greater, but less than 0.0                            -1.0
-3.0 or greater, but less than -1.5                           -1.5
Less than -3.0                                                -2.0

          (g) The Performance of the Portfolio will be calculated by first determining the change in the Portfolio's net asset value per share during the previous twelve months (including the month for which the fee is being computed) assuming the reinvestment of distributions during that period, and then expressing this amount as a percentage of the net asset value per share at the beginning of the period. Net asset value per share is calculated by dividing the value of

Investment Management Agreement                                          Page 9

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the securities held by the Portfolio plus any cash or other assets minus all liabilities including accrued advisory fees and the other expenses, by the total number of shares outstanding at the time. The Performance of the Portfolios shall be calculated in accordance with SEC rules.

          (h) The Performance of the Benchmark will be calculated by first determining the change in the level of the Benchmark during the previous twelve months (including the month for which the fee is being computed) plus the value of any cash dividends or distributions made by the companies whose securities comprise the Benchmark accumulated to the end of the period, and then expressing this amount as a percentage of the Benchmark at the beginning of the period.
The Performance of the Benchmark shall be calculated in accordance with SEC rules. The Benchmark for each Portfolio is the Benchmark established by the agreement between the Trust and the Portfolio Manager for that Portfolio. If any Benchmark ceases to be published, changes in any material respect or otherwise becomes impracticable to use for purposes of the Incentive Fee, the Monthly Advisory Fee for that Portfolio will equal the Basic Fee (with no incentive adjustment) until such time as the Board of Trustees approves a substitute Benchmark.

          (i) Notwithstanding paragraphs 9(a)-9(h) above, if the Performance of a Portfolio (minus payment of all expenses, including the Basic Fee and any Incentive Fee) is negative and does not exceed the Performance of the Benchmark by six percentage points, then the Monthly Advisory Fee will equal zero. Notwithstanding paragraphs 9(a)-9(h) above, if the Performance of a Portfolio (minus payment of all expenses, including the Basic Fee and any Incentive Fee) is negative, exceeds the Performance of the Benchmark by six percentage points, but does not exceed the Performance of the Benchmark by twelve percentage points, then the Monthly Advisory Fee will not be greater than one-twelfth of 1% of the Portfolio's average daily net assets for the previous 12 months (including the month for which the fee is being calculated). Notwithstanding paragraphs 9(a)-9(h) above, if the Performance of a Portfolio (minus payment of all expenses, including the Basic Fee and any Incentive Fee) is negative and exceeds the Performance of the Benchmark by twelve percentage points, then the Monthly Advisory Fee will not be greater than one-twelfth of 2% of the Portfolio's average daily net assets for the previous 12 months (including the month for which the fee is being calculated).

     10. LIABILITY AND INDEMNIFICATION. The Manager and the Trust each may rely on information reasonably believed by it to be accurate and reliable. The Manager shall not be liable

Investment Management Agreement                                          Page 10

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for any loss suffered by the Trust as the result of actions by persons other than the Manager or for any loss suffered by the Trust as the result of any negligent act or error of judgment of the Manager in connection with the matters to which this Agreement relates, except a loss resulting from a breach by the Manager of its fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties under this Agreement or from reckless disregard by it of its obligations and duties under this Agreement. The Trust shall indemnify the Manager and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Manager resulting from actions for which it is relieved of responsibility by this paragraph. The Manager shall indemnify the Trust and hold it harmless from all cost, damage and expense, including reasonable expenses for legal counsel, incurred by the Trust resulting from (i) a breach by the Manager of its fiduciary duty with respect to compensation for services paid by the Trust (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act); (ii) willful misfeasance, bad faith or gross negligence by the Manager in the performance of its duties under this Agreement; or (iii) reckless disregard by the Manager of its obligations and duties under this Agreement.

     11. CONTINUATION AND TERMINATION. This Agreement shall take effect on the date first written above, and shall continue in effect, unless sooner terminated as provided herein, for two years from such date and shall continue from year to year thereafter with respect to each Portfolio so long as such continuance is specifically approved at least annually (i) by the vote of a majority of the Board of Trustees; or (ii) by vote of a majority of the outstanding voting shares of the Portfolio; provided, further, in either event that continuance is also approved by the vote of a majority of the Board of Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Trust or the Manager, cast in person at a meeting called for the purpose of voting on such approval. Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Portfolio shall be effective to continue this Agreement with respect to such Portfolio notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Portfolio or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by

Investment Management Agreement                                          Page 11

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any other applicable law or otherwise.  This Agreement may be terminated by the
Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees or by a vote of a majority of the outstanding voting shares of the Trust, or with respect to a Portfolio, by vote of a majority of the outstanding voting shares of such Portfolio, on sixty (60) days' written notice to the Manager, or by the Manager at any time, without the payment of any penalty, on ninety (90) days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

     12. INDEPENDENT CONTRACTOR. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.

     13. USE OF NAME. It is understood that the words "Palladian" and "Fulcrum Fund," any derivative thereof and any design associated with those words (collectively, the "Words and Designs") are the valuable property of the Manager, and that the Trust and/or the Portfolios have the right to use the Words and Designs only so long as this Agreement shall continue with respect to such Trust and/or Portfolio. Upon termination of this Agreement as to a Portfolio or several Portfolios, that Portfolio or those Portfolios shall promptly discontinue all use of the Words and Designs. Upon termination of this Agreement as to all Portfolios, the Trust shall promptly amend its Agreement and Declaration of Trust to change its name to one that does not include the word "Palladian" or any derivative thereof, and the Trust and all Portfolios shall promptly discontinue all use of the Words and Designs.

     14. NOTICE. Notices of any kind to be given to the Manager by the Trust shall be in writing and shall be duly given if sent by first class mail or delivered to the Manager at 4225 Executive Square, Suite 355, La Jolla, CA 92037, or at such other address or to such individual as shall be specified by
the Manager to the Trust.   Notices of any kind to be given to the Trust by the
Manager shall be in writing and shall be duly given if sent by first class mail or delivered to 4225 Executive Square, Suite 355, La Jolla, CA 92037 or at such other address or to such individual as shall be specified by the Trust to the Manager.

     15. OBLIGATION. A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that

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this Agreement has been executed on behalf of the Trust by a trustee of the
Trust in his or her capacity as trustee and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Trust and shall not be binding upon any trustee, officer, or shareholder of the Trust individually.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

     17. APPLICABLE LAW. This Agreement shall be governed by the laws of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

     18. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

     19. CAPTIONS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Investment Management Agreement                                          Page 13

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below on the day and year first above written.

                              The Palladian Trust



__________________________    By:______________________
     Witness                     H. Michael Schwartz
                                 President




                              Palladian Advisors, Inc.



______________________        By:______________________
     Witness                     H. Michael Schwartz
                                 President